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                                                                    EXHIBIT 11.1


                          CMAC INVESTMENT CORPORATION
                        SCHEDULE OF NET INCOME PER SHARE


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
                                                                           QUARTER                      NINE MONTHS
                                                                      ENDED SEPTEMBER 30            ENDED SEPTEMBER 30
                                                                    ----------------------       ------------------------
                                                                      1998         1997               1998         1997
                                                                      ----         ----               ----         ----
(In thousands, except per-share amounts and market prices)
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . .     $23,423    $19,288           $66,700       $55,134
Preferred stock dividend adjustment . . . . . . . . . . . . . . .        (825)      (825)           (1,650)       (1,650)
                                                                      -------    -------           -------      --------
Adjusted net income . . . . . . . . . . . . . . . . . . . . . . .     $22,598    $18,463           $64,225       $52,659

Average diluted stock options outstanding . . . . . . . . . . . .     1,462.2    1,499.3           1,499.4       1,540.8
Average exercise price per share  . . . . . . . . . . . . . . . .       15.73      17.12             19.28         16.48
Average market price per share - diluted basis  . . . . . . . . .       50.05      48.58             58.89         41.12

Average common shares outstanding . . . . . . . . . . . . . . . .      22,699     22,491            22,642        22,450
Increase in shares due to exercise of options -
 diluted basis  . . . . . . . . . . . . . . . . . . . . . . . . .         867        982               968           915

Adjusted shares outstanding - diluted . . . . . . . . . . . . . .      23,566     23,473            23,610        23,365

Net income per share - basic  . . . . . . . . . . . . . . . . . .     $  1.00    $  0.82          $   2.84       $  2.35
                                                                      =======    =======          ========       =======

Net income per share - diluted  . . . . . . . . . . . . . . . . .     $  0.96    $  0.79          $   2.72       $  2.25
                                                                      =======    =======          ========       =======
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